                                                                     EXHIBIT 3.2


                             STC BROADCASTING, INC.
                   CERTIFICATE OF DESIGNATION OF THE POWERS,
                    PREFERENCES AND RELATIVE, PARTICIPATING,
                      OPTIONAL AND OTHER SPECIAL RIGHTS OF
                         14% REDEEMABLE PREFERRED STOCK
                        AND QUALIFICATIONS, LIMITATIONS
                            AND RESTRICTIONS THEREOF


________________________________________________________________________________

                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware
________________________________________________________________________________


                 STC Broadcasting, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that, pursuant to authority conferred upon the board of directors of the Corporation (the "Board of Directors") by its Certificate of Incorporation, as amended (hereinafter referred to as the "Certificate of Incorporation"), and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, said Board of Directors, by unanimous written consent dated February 27, 1997, duly approved and adopted the following resolution (the "Resolution"):

                 RESOLVED, that, pursuant to the authority vested in the Board of Directors by its Certificate of Incorporation, the Board of Directors does hereby create, authorize and provide for the issuance of 14% Redeemable Preferred Stock, par value $0.01 per share, with a liquidation preference of $100.00 per share, consisting initially of 300,000 shares, having the designations, preferences, relative, participating, optional and other special rights and the qualifications, limitations and restrictions thereof that are set forth in the Certificate of Incorporation and in this Resolution as follows:

                 (a) Designation. There is hereby created out of the authorized and unissued shares of Preferred Stock of the Corporation a class of Preferred Stock designated as "14% Redeemable Preferred Stock". The number of shares constituting such class shall be 600,000. The initial liquidation preference of the Redeemable Preferred Stock shall be $100.00 per share.

                 (b) Rank. The Redeemable Preferred Stock shall, with respect to dividends and distributions upon the liquidation, winding-up and dissolution of the Corporation, rank senior to all classes of common stock of the Corporation, and each other class of Capital Stock or series of Preferred Stock hereafter created which does not expressly provide that it ranks senior to or on a parity with, the Redeemable Preferred Stock as to dividends and distributions upon the liquidation, winding-up and dissolution of the Corporation ("Junior Stock"). The Redeemable Preferred Stock shall, with respect to dividends and distributions upon the liquidation, winding-up and dissolution of the Corporation, rank on a parity with any class of Capital Stock or series of Preferred Stock hereafter created which expressly provides that it ranks on a parity with the Redeemable Preferred Stock as to dividends and distributions upon the liquidation, winding-up and dissolution of the Corporation ("Parity Stock"), provided that any such Parity Stock that was not approved by the Holders in accordance with paragraph (f)(ii)(A) hereof shall be deemed to be Junior Stock and not Parity Stock. The Redeemable Preferred Stock shall, with respect to dividends and distributions upon the liquidation, winding-up and dissolution of the Corporation, rank junior to each class of Capital Stock or series of Preferred Stock hereafter created which has been approved by the Holders in accordance with paragraph (f)(ii)(B) and which expressly provides that it ranks senior to the Redeemable Preferred Stock as to dividends or distributions upon the liquidation, winding-up and dissolution of the Corporation ("Senior Stock").

                 (c)   Dividends.

                 (i) Beginning on the Issue Date, the Holders of the outstanding shares of Redeemable Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, distributions in the form of cash dividends on each share of Redeemable Preferred Stock, at a rate per annum equal to 14% of the liquidation preference per share of the Redeemable Preferred Stock, payable quarterly. No interest shall be payable in respect of any dividends which may be in arrears. All dividends shall be cumulative, whether or not earned or declared, from the date of issuance of the Redeemable

         Preferred Stock and shall be payable quarterly in arrears on each Dividend Payment Date, commencing on the first Dividend Payment Date after the Issue Date, provided that if any dividend payable on any Dividend Payment Date on or before February 28, 2002 is not declared and paid in full in cash on such Dividend Payment Date, the amount payable as dividends on such Dividend Payment Date that is not paid in cash on such Dividend Payment Date shall be paid in additional whole shares of Redeemable Preferred Stock (calculated by dividing (x) the amount of the cash dividend payable to each holder of record of the Redeemable Preferred Stock on the basis of all shares held of record by such holder, whether evidenced by one or more certificates, by (y) $100.00, with amounts in respect of any partial shares to be paid in cash by the Corporation) on such Dividend Payment Date and shall be deemed paid in full and shall not accumulate. Each dividend shall be payable to Holders of record as they appear on the stock books of the Corporation on the Dividend Record Date immediately preceding the related Dividend Payment Date. Dividends shall cease to accumulate in respect of the Redeemable Preferred Stock on the Exchange Date or on the date of their earlier redemption unless the Corporation shall have failed to issue the appropriate aggregate principal amount of Exchange Debentures in respect of the Redeemable Preferred Stock on such Exchange Date or shall have failed to pay the relevant redemption price on the date fixed for redemption.

                    (ii) All dividends paid with respect to shares of the Redeemable Preferred Stock pursuant to paragraph (c)(i) shall be paid pro rata to the Holders entitled thereto.

                   (iii) Nothing herein contained shall in any way or under any circumstances be construed or deemed to require the Board of Directors to declare, or the Corporation to pay or set apart for payment, any dividends on shares of the Redeemable Preferred Stock at any time.

                    (iv) Dividends on account of arrears for any past Dividend Period and dividends in connection with any optional redemption pursuant to paragraph (e)(i) may be declared and paid at any time, without reference to any regular Dividend Payment Date, to Holders of record on such date, not more than forty-five (45) days prior to the payment thereof, as may be fixed by the Board of Directors of the Corporation.

                 (v) No full dividends shall be declared by the Board of Directors or paid or set apart for payment by the Corporation on any Parity Stock for any period unless full cumulative dividends have been or contemporaneously are declared and paid in full, or declared and, if payable in cash, a sum in cash set apart sufficient for such payment, on the Redeemable Preferred Stock for all Dividend Periods terminating on or prior to the date of payment of such full dividends on such Parity Stock. If any dividends are not so paid, all dividends declared upon shares of the Redeemable Preferred Stock and any other Parity Stock shall be declared pro rata so that the amount of dividends declared per share on the Redeemable Preferred Stock and such Parity Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Redeemable Preferred Stock and such Parity Stock bear to each other.

                 (vi) (A) Holders of shares of the Redeemable Preferred Stock shall be entitled to receive the dividends provided for in paragraph (c)(i) hereof in preference to and in priority over any dividends upon any of the Junior Stock.

                       (B) So long as any share of the Redeemable Preferred Stock is outstanding, the Corporation shall not declare, pay or set apart for payment any dividend on any of the Junior Stock or make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any of the Junior Stock or any warrants, rights, calls or options exercisable for or convertible into any of the Junior Stock whether in cash, obligations or shares of the Corporation or other property (other than dividends in Junior Stock to the holders of Junior Stock), and shall not permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase or redeem any of the Junior Stock or any such warrants, rights, calls or options unless full cumulative dividends determined in accordance herewith on the Redeemable Preferred Stock have been paid in full.

                 (C)   So long as any share of the Redeemable Preferred
         Stock is outstanding, the Corporation shall not make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any of the Parity Stock or any warrants, rights, calls or options exercisable for or convertible into any of the Parity Stock, and shall not permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase or redeem any of the Parity Stock or any such warrants, rights, calls or options unless full cumulative dividends determined in accordance herewith on the Redeemable Preferred Stock have been paid in full.

                 (vii) Dividends payable on the Redeemable Preferred Stock for any period less than a year shall be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in the period for which payable.

                 (d)   Liquidation Preference.

                 (i) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the Holders of shares of Redeemable Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an amount in cash equal to the liquidation preference for each share outstanding, plus, without duplication, an amount in cash equal to accumulated and unpaid dividends thereon to the date fixed for liquidation, dissolution or winding up (including an amount equal to a prorated dividend for the period from the last Dividend Payment Date to the date fixed for liquidation, dissolution or winding up) before any payment shall be made or any assets distributed to the holders of any of the Junior Stock including, without limitation, common stock of the Corporation. Except as provided in the preceding sentence, Holders of Redeemable Preferred Stock shall not be entitled to any distribution in the event of any liquidation, dissolution or winding up of the affairs of the Corporation. If the assets of the Corporation are not sufficient to pay in full the liquidation payments payable to the Holders of outstanding shares of the Redeemable Preferred Stock and all Parity Stock, then the holders of all such shares shall share equally and ratably in such distribution of assets in proportion to the full liquidation preference, including, without duplication, all accrued and unpaid dividends to which each is entitled.

                 (ii) For the purposes of this paragraph (d), neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation nor the consolidation or merger of the Corporation with or into one or more entities shall be deemed to be a liquidation, dissolution or winding up of the affairs of the Corporation.

                 (e)   Redemption.

                 (i) Optional Redemption. (A) The Corporation may, at the option of the Board of Directors, redeem at any time on or after February 28, 2002, subject to contractual and other restrictions with respect thereto and from any source of funds legally available therefor, in whole or in part, in the manner provided in paragraph
         (e)(iii) hereof, any or all of the shares of the Redeemable Preferred Stock, at the redemption prices therefor (expressed as a percentage of the liquidation preference) set forth below plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends per share (including an amount in cash equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Redemption Date to the Redemption Date) (the "Optional Redemption Price") if redeemed during the 12-month period beginning February 28 of each of the years set forth below:

                 2002 .......................      106.20%
                 2003 .......................      104.64%
                 2004 .......................      103.08%
                 2005 .......................      101.52%
                 2006 and thereafter ........      100.00%

         ; provided that no redemption pursuant to this paragraph (e)(i)(A) shall be authorized or made unless prior thereto full accrued and unpaid dividends are declared and paid in full, or declared and a sum in cash set apart sufficient for such payment, on the

         Redeemable Preferred Stock for all Dividend Periods terminating on or prior to the Redemption Date.

                 (B) In addition to the foregoing paragraph (e)(i)(A), prior to February 28, 2001, the Corporation may, at the option of the Board of Directors, use the net cash proceeds of one or more Public Equity Offerings or Major Asset Sales to redeem (a "Cash Proceeds Redemption") up to 25% of the shares of Redeemable Preferred Stock then outstanding at a redemption price of 114% of the liquidation preference thereof if redeemed during the 12-month period beginning on February 28, 1997, 112.44% of the liquidation preference thereof if redeemed during the 12-month period beginning on February 28, 1998, 110.88% of the liquidation preference thereof if redeemed during the 12-month period beginning on February 28, 1999, 109.32% of the liquidation preference thereof if redeemed during the 12-month period beginning on February 28, 1999, and 107.76% of the liquidation preference thereof if redeemed during the 12-month period beginning on February 28, 2000, plus, in each case, an amount in cash equal to all accumulated and unpaid dividends to the redemption date (including an amount in cash equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Redemption Date to the Redemption Date) (the "Cash Proceeds Redemption Price"); provided, however, that after any such redemption at least $22.5 million liquidation preference of Redeemable Preferred Stock would remain outstanding immediately after giving effect to such redemption. Any such redemption pursuant to this paragraph (e)(i)(B) must occur on or prior to the date that is one year after the receipt by the Corporation of the proceeds of a Public Equity Offering or a Major Asset Sale.

                 (C)      In addition to the foregoing paragraphs (e)(i)(A) and
         (e)(i)(B), prior to February 28, 2002, upon the occurrence of a Change of Control, the Corporation may, at its option, redeem in whole, but not in part, the outstanding Redeemable Preferred Stock (a "Change of Control Redemption") at a redemption price equal to (i) if redeemed on or prior to February 28, 1999, 114% of the principal amount thereof, plus accrued and unpaid dividends to the Redemption Date (including an amount in cash equal to a prorated dividend for the period from the Dividend

         Payment Date immediately prior to the Redemption Date to the Redemption Date), or (ii) if redeemed after February 28, 1999 but on or prior to February 28, 2002, 100% of the liquidation preference thereof plus the Applicable Premium (the "Change of Control Redemption Price"). In order to effect a Change of Control Redemption, the Corporation must send a notice to each Holder within 30 days following the date the Change of Control occurred, stating that the Corporation is effecting a Change of Control Redemption in lieu of a Change of Control Offer.

                 (D)      In the event of a redemption pursuant to paragraph
         (e)(i)(A) or (e)(i)(B) hereof of only a portion of the then outstanding shares of the Redeemable Preferred Stock, the Corporation shall effect such redemption pro rata according to the number of shares held by each Holder of the Redeemable Preferred Stock, except that the Corporation may redeem such shares held by Holders of fewer than 100 shares (or shares held by Holders who would hold less than 100 shares as a result of such redemption), as may be determined by the Corporation.

                 (ii) Mandatory Redemption. On February 28, 2008, the Corporation shall redeem, to the extent of funds legally available therefor, in the manner provided in paragraph (e)(iii) hereof, all of the shares of the Redeemable Preferred Stock then outstanding at a redemption price equal to 100% of the then effective liquidation preference per share, plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends per share (including an amount equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Redemption Date to the Redemption Date) (the "Mandatory Redemption Price").

                 (iii) Procedures for Redemption. (A) At least thirty (30) days and not more than sixty (60) days prior to the date fixed for any redemption of the Redeemable Preferred Stock, written notice (the "Redemption Notice") shall be given by first class mail, postage prepaid, to each Holder of record on the record date fixed for such redemption of the Redeemable Preferred Stock at such Holder's address as the same appears on the stock books of the Corporation, provided that no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the redemption of any shares of Redeemable Preferred Stock to be redeemed except as to the Holder or Holders to whom the Corporation has failed to give said notice or except as to the Holder or Holders whose notice was defective. The Redemption Notice shall state:

                          (1) whether the redemption is pursuant to paragraph (e)(i)(A), (e)(i)(B), (e)(i)(C) or (e)(ii) hereof;

                          (2) the Optional Redemption Price, the Cash Proceeds Redemption Price, the Change of Control Redemption Price or the Mandatory Redemption Price, as the case may be;

                          (3) whether all or less than all the outstanding shares of the Redeemable Preferred Stock redeemable are to be redeemed and the total number of shares of the Redeemable Preferred Stock being redeemed;

                          (4)     the date fixed for redemption;

                          (5) that the Holder is to surrender to the Corporation, at the place or places where certificates for shares of Redeemable Preferred Stock are to be surrendered for redemption, in the manner and at the price designated, his certificate or certificates representing the shares of Redeemable Preferred Stock to be redeemed: and

                          (6)     that dividends on the shares of the
                 Redeemable Preferred Stock to be redeemed shall cease to accumulate on such Redemption Date unless the Corporation defaults in the payment of the Optional Redemption Price, the Cash Proceeds Redemption Price, the Change of Control Redemption Price or the Mandatory Redemption Price, as the case may be.

                 (B) Each Holder of Redeemable Preferred stock shall surrender the certificate or certificates representing such shares of Redeemable Preferred Stock to the Corporation, duly endorsed (or otherwise in proper form for transfer, as determined by the Corporation), in the manner and at the place designated in the Redemption Notice, and on the Redemption Date the full Optional Redemption Price, Cash Proceeds Redemption Price, Change of Control Redemption Price or Mandatory Redemption Price, as the case may be, for such shares shall be payable in cash to the Person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event that less than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

               (C) On and after the Redemption Date, unless the Corporation defaults in the payment in full of the applicable redemption price, dividends on the Redeemable Preferred Stock called for redemption shall cease to accumulate on the Redemption Date, and all rights of the Holders of redeemed shares shall terminate with respect thereto on the Redemption Date, other than the right to receive the Optional Redemption Price, the Cash Proceeds Redemption Price, the Change of Control Redemption Price or the Mandatory Redemption Price, as the case may be, without interest; provided, however, that if a notice of redemption shall have been given as provided in paragraph (e)(iii)(A) above and the funds necessary for redemption (including an amount in respect of all dividends that will accrue to the Redemption Date) shall have been irrevocably deposited in trust for the equal and ratable benefit for the Holders of the shares to be redeemed, then, at the close of business on the day on which such funds are segregated and set aside, the Holders of the shares to be redeemed shall cease to be stockholders of the Corporation and shall be entitled only to receive the Optional Redemption Price, the Cash Proceeds Redemption Price, the Change of Control Redemption Price or the Mandatory Redemption Price, as the case may be, without interest.

               (f) Voting Rights. (i) The Holders of Redeemable Preferred Stock, except as otherwise required under Delaware law or as set forth in paragraphs (ii), (iii) and (iv) below, shall not be entitled or permitted to vote on any matter required or permitted to be voted upon by the stockholders of the Corporation.

               (ii)  (A)  So long as any shares of the Redeemable
         Preferred Stock are outstanding, the Corporation shall not authorize any class of Parity Stock without the affirmative vote or consent of Holders of at least a majority of the then outstanding shares of Redeemable Preferred Stock, voting or consenting, as the case may be, as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting; provided, however, that no such vote or consent shall be necessary in connection with the authorization of the Exchange Preferred Stock, if any, with an aggregate number of authorized shares not to exceed the aggregate authorized number of shares of Redeemable Preferred Stock; provided, further, however, the Corporation may authorize up to $10,000,000 initial liquidation preference of other Parity Stock (plus Parity Stock payable as dividends thereon in lieu of cash dividends) without the vote or consent described in the foregoing sentence.

               (B) So long as any shares of the Redeemable Preferred Stock are outstanding, the Corporation shall not authorize any class of Senior Stock without the affirmative vote or consent of Holders of at least a majority of the outstanding shares of Redeemable Preferred Stock, voting or consenting, as the case may be, as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting.

               (C)      So long as any shares of the Redeemable Preferred
         Stock are outstanding, the Corporation shall not amend this Certificate of Designation so as to affect adversely the specified rights, preferences, privileges or voting rights of the shares of Redeemable Preferred Stock or to authorize the issuance of any additional shares of Redeemable Preferred Stock without the affirmative vote or consent of Holders of at least a majority of the issued and outstanding shares of Redeemable Preferred Stock, voting or consenting, as the case may be, as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting.

               (D) Prior to the exchange of Redeemable Preferred Stock for Exchange Debentures, the Corporation shall not amend or modify the Indenture for the Exchange Debentures in the form as executed on the Issue Date (the "Indenture") (except as expressly provided therein in respect of amendments without the consent of Holders of Exchange Debentures) without the affirmative vote or consent of Holders of at least a majority of the shares of Redeemable Preferred Stock then outstanding, voting or consenting, as the case may be, as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting.

                (E)      Except as set forth in paragraphs (f)(ii)(A),
         (f)(ii)(B) and (f)(ii)(C) above, (x) the creation, authorization or issuance of any shares of any Junior Stock, Parity Stock or Senior Stock, including the designation thereof within the existing class of Redeemable Preferred Stock or (y) the increase or decrease in the amount of authorized Capital Stock of any class, including Preferred Stock, shall not require the consent of Holders of Redeemable Preferred Stock and shall not be deemed to affect adversely the rights, preferences, privileges or voting rights of Holders of Redeemable Preferred Stock.

                (iii) Without the affirmative vote or consent of Holders of a majority of the issued and outstanding shares of Redeemable Preferred Stock, voting or consenting, as the case may be, as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting, the Corporation shall not, in a single transaction or series of related transactions, consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to, any Person or adopt a plan of liquidation unless: (i) either (1) the Corporation is the surviving or continuing Person or (2) the Person (if other than the Corporation) formed by such consolidation or into which the Corporation is merged or the Person which acquires by conveyance, transfer or lease the properties and assets of the Corporation substantially as an entirety or in the case of a plan of liquidation, the Person to which assets of the Corporation have been transferred, shall be a corporation, partnership or trust organized and existing under the laws of the United States or any State thereof or the District of Columbia; (ii) the Redeemable Preferred Stock shall be converted into or exchanged for and shall become shares of such successor, transferee or resulting Person, having in respect of such successor, transferee or resulting Person the same powers, preferences and relative participating, optional or other special rights and the qualifications, limitations or restrictions thereon, that the Redeemable Preferred Stock had immediately prior to such transaction; (iii) immediately after giving effect to such transaction and the use of the proceeds therefrom (on a pro forma basis), including giving effect to any Indebtedness incurred or anticipated to be incurred in connection with such transaction, the Corporation (in the case of clause (1) of the foregoing clause (i)) or such Person (in the case of clause (2) of the foregoing clause (i)) shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) under paragraph (l)(i) hereof; (iv) immediately after giving effect to such transactions, no Voting Rights Triggering Event shall have occurred or be continuing; and (v) the Corporation has delivered to the transfer agent for the Redeemable Preferred Stock prior to the consummation of the proposed transaction an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer complies with this Certificate of Designation and that all conditions precedent in this Certificate of Designation relating to such transaction have been satisfied. Upon completion of any such transactions, the Person (if other than the Corporation) formed by such consolidation or into which the Corporation is merged, or the Person which acquires by conveyance, transfer or lease the properties and assets of the Corporation substantially as an entirety, or in the case of a plan of liquidation the Person to which the assets of the Corporation have been transferred, shall thereupon be the "Corporation" for all purposes of this Certificate of Designation.

                 For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of related transactions) of all or substantially all of the properties or assets of one or more Subsidiaries of the Corporation, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Corporation shall be deemed to be the transfer of all or substantially all of the properties and assets of the Corporation.

                 (iv) If (w) after February 28, 2002 cash dividends on the Redeemable Preferred Stock are in arrears and unpaid for six or more Dividend Periods (whether or not consecutive) (a "Dividend Default"); or (x) the

         Corporation fails to redeem all of the then outstanding shares of Redeemable Preferred Stock on February 28, 2008 or otherwise fails to discharge any redemption obligation with respect to the Redeemable Preferred Stock or fails to make an offer to purchase all of the outstanding shares of Redeemable Preferred Stock following a Change of Control if such offer to purchase is required by paragraph (h) hereof (a "Redemption Default"); or (y) the Corporation breaches or violates one of the provisions set forth in any of paragraphs (l)(i), (l)(ii) or (l)(iii) hereof and the breach or violation continues for a period of 30 days or more (a "Restriction Default); or (z) the Corporation fails to pay at the final stated maturity (giving effect to any extensions thereof) the principal amount of any Indebtedness of the Corporation or any Subsidiary of the Corporation, or the final stated maturity of any such Indebtedness is accelerated (a "Payment Default"), if the aggregate principal amount of such Indebtedness, together with the aggregate principal amount of any other such Indebtedness in default for failure to pay principal at the final stated maturity (giving effect to any extensions thereof) or which has been accelerated, aggregates $5,000,000 or more at one time, in each case, after a 10-day period during which such default shall not have been cured or such acceleration rescinded, then the number of directors constituting the Board of Directors shall be adjusted by the number, if any, necessary to permit the Holders of the Redeemable Preferred Stock, together with the holders of any Parity Stock then having the right to elect directors, voting as one class, to elect the lesser of two directors or 25% of the members of the Board of Directors. Holders of a majority of the issued and outstanding shares of Redeemable Preferred Stock, together with the holders of any Parity Stock then having the right to elect directors, voting as one class, shall have the exclusive right to elect the lesser of two directors or 25% of the members of the Board of Directors at a meeting therefor called upon occurrence of such Dividend Default, Redemption Default, Restriction Default or Payment Default, as the case may be, and at every subsequent meeting at which the terms of office of the directors so elected expire (other than as described in (f)(iv)(B) below). Each such event described in clauses (w), (x), (y) and (z) is a "Voting Rights Triggering Event." The voting rights provided herein shall be the exclusive remedy at law or in equity of the holders of the Redeemable Preferred Stock for any Dividend Default, Redemption Default, Payment Default or Restriction Default.

                 (A) The right of the Holders of Redeemable Preferred Stock to elect members of the Board of Directors as set forth in subparagraph (f)(iv)(A) above shall continue until such time as (x) in the event such right arises due to a Dividend Default, all accumulated dividends that are in arrears on the Redeemable Preferred Stock are paid in full in cash; and (y) in all other cases, the failure, breach or default giving rise to such Voting Rights Triggering Event is remedied or waived by the holders of at least a majority of the shares of Redeemable Preferred Stock then outstanding and entitled to vote thereon, at which time (I) the special right of the Holders of Redeemable Preferred Stock so to vote for the election of directors and (II) the term of office of the directors elected by the Holders of the Redeemable Preferred Stock shall terminate (unless such directors were elected by the Holders of the Redeemable Preferred Stock and by the holders of any Parity Stock, and as to such Parity Stock the event giving rise to the right to elect directors has not been cured, remedied or waived as provided in the instrument governing such Parity Stock) and the directors elected by the holders of Common Stock shall constitute the entire Board of Directors. At any time after voting power to elect directors shall have become vested and be continuing in the Holders of Redeemable Preferred Stock pursuant to paragraph
         (f)(iv) hereof, or if vacancies shall exist in the offices of directors elected by the Holders of Redeemable Preferred Stock, a proper officer of the Corporation may, and upon the written request of the Holders of record of at least twenty-five percent (25%) of the shares of Redeemable Preferred Stock (and, if applicable, Parity Stock) then outstanding addressed to the secretary of the Corporation shall, call a special meeting of the Holders of Redeemable Preferred Stock (and, if applicable, Parity Stock), for the purpose of electing the directors which such Holders are entitled to elect. If such meeting shall not be called by a proper officer of the Corporation within twenty (20) days after personal service of said written request upon the secretary of the Corporation, or within twenty (20) days after mailing the same within the United States by certified mail, addressed to the secretary of the Corporation at its principal executive offices, then the Holders of record of at least twenty-five percent (25%) of the outstanding shares of Redeemable Preferred Stock (and, if applicable, Parity Stock) may designate in writing one of their number to call such meeting at the expense of the Corporation, and such meeting may be called by the Person so designated upon the notice required for the annual meetings of stockholders of the Corporation and shall be held at the place for holding the annual meetings of stockholders. Any Holder of Redeemable Preferred Stock so designated shall have, and the Corporation shall provide, access to the lists of stockholders to be called pursuant to the provisions hereof.

                 (B) At any meeting held for the purpose of electing directors at which the Holders of Redeemable Preferred Stock shall have the right to elect directors as aforesaid, the presence in person or by proxy of the Holders of at least a majority of the outstanding shares of Redeemable Preferred Stock shall be required to constitute a quorum of such Redeemable Preferred Stock.

                 (C) Any vacancy occurring in the office of a director elected by the Holders of Redeemable Preferred Stock may be filled by the remaining directors elected by the Holders of Redeemable Preferred Stock unless and until such vacancy shall be filled by the Holders of Redeemable Preferred Stock.

                 (v) In any case in which the Holders of Redeemable Preferred Stock shall he entitled to vote pursuant to this paragraph
         (f) or pursuant to Delaware law, each Holder of Redeemable Preferred Stock entitled to vote with respect to such matter shall be entitled to one vote for each share of Redeemable Preferred Stock held.

                 (g)   Exchange.

                 (i) Requirements. The outstanding shares of Redeemable Preferred Stock are exchangeable as a whole but not in part, at the option of the Corporation and subject to the terms and conditions of the Credit Agreement and the Indenture, at any time on any Dividend Payment Date for the Corporation's 14% Subordinated Exchange Debentures due 2008 (the

         "Exchange Debentures") to be substantially in the form of Exhibit A to the form of Indenture, a copy of which is on file with the secretary of the Corporation, provided that any such exchange may only be made if on or prior to the date of such exchange (i) the Corporation has paid all accumulated dividends on the Redeemable Preferred Stock (including the dividends payable on the date of exchange) and there shall be no contractual impediment to such exchange; (ii) there shall be legally available funds sufficient therefor; and (iii) immediately after giving effect to such exchange, no Default or Event of Default (as defined in the Indenture) would exist under the Indenture and no default or event of default would exist under the Credit Agreement or the Indenture. The exchange rate shall be $1.00 principal amount of Exchange Debentures for each $1.00 of liquidation preference of Redeemable Preferred Stock, including, to the extent necessary, Exchange Debentures in principal amounts less than $1,000, provided that the Corporation shall have the right, at its option, to pay cash in an amount equal to the principal amount of that portion of any Exchange Debenture that is not an integral multiple of $1,000 instead of delivering an Exchange Debenture in a denomination of less than $1,000.

                 (ii) Procedure for Exchange. (A) At least thirty (30) days and not more than sixty (60) days prior to the date fixed for exchange, written notice (the "Exchange Notice") shall be given by first-class mail, postage prepaid, to each Holder of record on the record date fixed for such exchange of the Redeemable Preferred Stock at such Holder's address as the same appears on the stock books of the Corporation, provided that no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the exchange of any shares of Redeemable Preferred Stock to be exchanged except as to the Holder or Holders to whom the Corporation has failed to give said notice or except as to the Holder or Holders whose notice was defective. The Exchange Notice shall state:

                          (1)     the date fixed for exchange;

                          (2) that the Holder is to surrender to the Corporation, at the place or places where certificates for shares of Redeemable Preferred Stock are to be surrendered for exchange, in the manner designated, his certificate or certificates representing the shares of Redeemable Preferred Stock to be exchanged;

                          (3) that dividends on the shares of Redeemable Preferred Stock to be exchanged shall cease to accrue on such Exchange Date whether or not certificates for shares of Redeemable Preferred Stock are surrendered for exchange on such Exchange Date unless the corporation shall default in the delivery of Exchange Debentures; and

                          (4) that interest on the Exchange Debentures shall accrue from the Exchange Date whether or not certificates for shares of Redeemable Preferred Stock are surrendered for exchange on such Exchange Date.

                 (B) On or before the Exchange Date, each Holder of Redeemable Preferred Stock shall surrender the certificate or certificates representing such shares of Redeemable Preferred Stock, in the manner and at the place designated in the Exchange Notice. The Corporation shall cause the Exchange Debentures to be executed on the Exchange Date and, upon surrender in accordance with the Exchange Notice of the certificates for any shares of Redeemable Preferred Stock so exchanged, duly endorsed (or otherwise in proper form for transfer, as determined by the Corporation), such shares shall be exchanged by the Corporation into Exchange Debentures. The Corporation shall pay interest on the Exchange Debentures at the rate and on the dates specified therein from the Exchange Date.

                 (C) If notice has been mailed as aforesaid, and if before the Exchange Date specified in such notice (x) the Indenture shall have been duly executed and delivered by the Corporation and the trustee thereunder and (y) all Exchange Debentures necessary for such exchange shall have been duly executed by the Corporation and delivered to the trustee under the Indenture with irrevocable instructions to authenticate the Exchange Debentures necessary for such exchange, then the rights of the Holders of Redeemable Preferred Stock so exchanged as stockholders of the Corporation shall cease (except the right to receive Exchange Debentures, an amount in cash equal to the amount of accrued and unpaid dividends to the Exchange Date and, if the Corporation so elects, cash in lieu of any Exchange Debenture not an integral multiple of $1,000), and the Person or Persons entitled to receive the Exchange Debentures issuable upon exchange shall be treated for all purposes as the registered Holder or Holders of such Exchange Debentures as of the Exchange Date.

                   (iii) No Exchange in Certain Cases. Notwithstanding the foregoing provisions of this paragraph (g), the Corporation shall not be entitled to exchange the Redeemable Preferred Stock for Exchange Debentures if such exchange, or any term or provision of the Indenture or the Exchange Debentures, or the performance of the Corporation's obligations under the Indenture or the Exchange Debentures, shall materially violate or conflict with any applicable law or agreement or instrument then binding on the Corporation or if, at the time of such exchange, the Corporation is insolvent or if it would be rendered insolvent by such exchange.

                     (h)  Change of Control.

                     (i) In the event of a Change of Control (the date of such occurrence being the "Change of Control Date"), the Corporation shall notify the Holders of the Redeemable Preferred Stock in writing of such occurrence and shall make an offer to purchase (the "Change of Control Offer"), on a Business Day (the "Change of Control Payment Date") not later than 60 days following the Change of Control Date, all then outstanding shares of Redeemable Preferred Stock at a purchase price of 101% of the liquidation preference thereof plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends per share (including an amount in cash equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Change of Control Payment Date to the Change of Control Payment Date).

                    (ii) Within 30 days following the Change of Control Date, the Corporation shall send, by first class mail, postage prepaid, a notice to each Holder of Redeemable Preferred Stock, which notice shall govern the terms of the Change of Control Offer. The notice to the Holders shall contain all instructions and materials necessary to enable such Holders to tender Redeemable Preferred Stock pursuant to the Change of Control Offer. Such notice shall state:

                          1. that a Change of Control has occurred, that the Change of Control Offer is being made pursuant to this paragraph (h) and that all Redeemable Preferred Stock validly tendered and not withdrawn will be accepted for payment;

                          2. the purchase price (including the amount of accrued dividends, if any) and the purchase date (which shall be no earlier than 30 days nor later than 45 days from the date such notice is mailed, other than as may be required by law) (the "Change of Control Payment Date");

                          3. that any shares of Redeemable Preferred Stock not tendered will continue to accrue dividends;

                          4. that, unless the Corporation defaults in making payment therefor, any share of Redeemable Preferred Stock accepted for payment pursuant to the Change of Control Offer shall cease to accrue dividends after the Change of Control Payment Date;

                          5. that Holders electing to have any shares of Redeemable Preferred Stock purchased pursuant to a Change of Control Offer will be required to surrender the certificate or certificates representing such shares, properly endorsed for transfer together with such customary documents as the Corporation and the transfer agent may reasonably require, in the manner and at the place specified in the notice prior to the close of business on the Business Day prior to the Change of Control Payment Date;

                          6. that Holders will be entitled to withdraw their election if the Corporation receives, not later than five Business Days prior to the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the number of shares of Redeemable Preferred Stock the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such shares of Redeemable Preferred Stock purchased;

                          7. that Holders whose shares of Redeemable Preferred Stock are purchased only in part will be issued a new certificate representing the unpurchased shares of Redeemable Preferred Stock; and

                          8.      the circumstances and relevant facts
                 regarding such Change of Control.

                   (iii) The Corporation will comply with any securities laws and regulations, to the extent such laws and regulations are applicable to the repurchase of the Redeemable Preferred Stock in connection with a Change of Control.

                    (iv) On the Change of Control Payment Date, the Corporation shall (A) accept for payment the shares of Redeemable Preferred Stock validly tendered pursuant to the Change of Control Offer, (B) pay to the Holders of shares so accepted the purchase price therefor and (C) cancel and retire cash surrendered certificate. Unless the Corporation defaults in the payment for the shares of Redeemable Preferred Stock tendered pursuant to the Change of Control Offer, dividends will cease to accrue with respect to the shares of Redeemable Preferred Stock tendered and all rights of Holders of such tendered shares will terminate, except for the right to receive payment therefor on the change of Control Payment Date.

                    (v) If the purchase of the Redeemable Preferred Stock would violate or constitute a default under the Credit Agreement or other Indebtedness of the Corporation or any certificate of designation for Senior Stock of the Corporation, then, notwithstanding anything to the contrary contained above, prior to complying with the foregoing provisions, but in any event within 30 days following the Change of Control Date, the Corporation shall either repay all such Indebtedness or Senior Stock and terminate all commitments outstanding under the Credit Agreement or obtain the requisite consents, if any, under the Credit Agreement or such Indebtedness or Senior Stock required to permit the repurchase of Redeemable Preferred Stock required by this paragraph (h). Until the requirements of the immediately preceding sentence are satisfied, the Corporation shall not make, and shall not be obligated to make, any Change of Control Offer; provided that the Corporation's failure to comply with the provisions of this paragraph (h)(v) shall constitute a Voting Rights Triggering Event.

                  (vi)  Clauses (i) - (v) of this paragraph (h)
         notwithstanding, the Corporation shall not be required to make a Change of Control Offer if, instead, the Corporation elects to effect a Change of Control Redemption pursuant to the provisions of and in compliance with paragraph (e)(i)(C) hereof.

                  (i) Conversion or Exchange. The Holders of shares of Redeemable Preferred Stock shall not have any rights hereunder to convert such shares into or exchange such shares for shares of any other class or classes or of any other series of any class or classes of Capital Stock of the Corporation.

                  (j) Reissuance of Redeemable Preferred Stock. Shares of Redeemable Preferred Stock that have been issued and reacquired in any manner, including shares purchased or redeemed or exchanged, shall (upon compliance with any applicable provisions of the laws of Delaware) have the status of authorized and unissued shares of Preferred stock undesignated as to series and may be redesignated and reissued as part of any series of Preferred Stock, provided that any issuance of such shares as Redeemable Preferred Stock must be in compliance with the terms hereof.

                  (k) Business Day. If any payment, redemption or exchange shall be required by the terms hereof to be made on a day that is not a Business Day, such payment, redemption or exchange shall be made on the immediately succeeding Business Day.

                  (l)      Certain Additional Provisions.

                  (i) Limitation on Incurrence of Additional Indebtedness and Issuance of Disqualified Capital Stock. The Corporation shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (other than Permitted Indebtedness) and the Corporation and its Subsidiaries shall not issue any Disqualified Capital Stock; provided, however, that the Corporation and its Subsidiaries may incur Indebtedness or issue shares of Disqualified Capital Stock if, in either case, the Corporation's Leverage Ratio at the time of incurrence of such Indebtedness or the issuance of such Disqualified Capital Stock, as the case may be, after giving pro forma effect to such incurrence or issuance as of such date and to the use of proceeds therefrom is less than 7.0 to 1.

                  (ii)  Limitation on Restricted Payments.

                          (A)  Neither the Corporation nor any of its
                 Subsidiaries shall, directly or indirectly, make any Restricted Payment if at the time of such Restricted Payment and immediately after giving effect thereto:

                                  (1)      any Voting Rights Triggering Event
                          shall have occurred and be continuing; or

                                  (2) the Corporation is not able to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with paragraph
                          (l)(i) above; or

                                  (3)      the aggregate amount of Restricted
                          Payments made subsequent to the Issue Date (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined by the Board of Directors of the Corporation in good faith) exceeds the sum of (a) (x) 100% of the aggregate Consolidated EBITDA of the Corporation (or, in the event such Consolidated EBITDA shall be a deficit, minus 100% of such deficit) accrued subsequent to the Issue Date to the most recent date for which financial information is available to the Corporation, taken as one accounting period, less (y) 1.4 times Consolidated Interest Expense for the same period, plus (b) 100% of the aggregate net proceeds, including the fair market value of property other than cash as determined by the Board of Directors in good faith, received by the Corporation from any Person (other than a

                          Subsidiary of the Corporation) from the issuance and sale on or subsequent to the Issue Date of Qualified Capital Stock of the Corporation (excluding (i) any net proceeds from issuances and sales financed directly or indirectly using funds borrowed from the Corporation or any Subsidiary of the Corporation, until and to the extent such borrowing is repaid, but including the proceeds from the issuance and sale of any securities convertible into or exchangeable for Qualified Capital Stock to the extent such securities are so converted or exchanged and including any additional proceeds received by the Corporation upon such conversion or exchange, and (ii) any net proceeds received from issuances and sales that are used to consummate a transaction described in clauses
                          (2) and (3) of paragraph (b) below), plus (c) without duplication of any amount included in clause (iii)(b) above, 100% of the aggregate net proceeds, including the fair market value of property other than cash (valued as provided in clause (iii)(b) above), received by the Corporation as a capital contribution on or after the Issue Date, plus (d) the amount equal to the net reduction in Investments (other than Permitted Investments) made by the Corporation or any of its Subsidiaries in any Person resulting from (i) repurchases or redemptions of such Investments by such Person, proceeds realized upon the sale of such Investment to an unaffiliated purchaser and repayments of loans or advances or other transfers of assets by such Person to the Corporation or any Subsidiary of the Corporation or (ii) the redesignation of Unrestricted Subsidiaries as Subsidiaries (valued in each case as provided in the definition of "Investment") not to exceed, in the case of any Subsidiary, the amount of Investments previously made by the Corporation or any Subsidiary in such Unrestricted Subsidiary, which amount was included in the calculation of Restricted Payments; provided, however, that no amount shall be included under this clause (d) to the extent it is already included in Consolidated EBITDA, plus (e) the aggregate net cash proceeds received by a Person in consideration for the issuance of such Person's Capital Stock (other than Disqualified Capital Stock) that are held by such Person at the time such Person is merged with and into the Corporation in accordance with paragraph
                          (l)(iii) subsequent to the Issue Date; provided, however, that concurrently with or immediately following such merger the Corporation uses an amount equal to such net cash proceeds to redeem or repurchase the Corporation's Capital Stock, plus (f) $2,500,000.

                          (B)     Notwithstanding the foregoing, these
                 provisions will not prohibit: (1) the payment of any dividend or the making of any distribution within 60 days after the date of its declaration if such dividend or distribution would have been permitted on the date of declaration; (2) the purchase, redemption or other acquisition of any Capital Stock of the Corporation or any warrants, options or other rights to acquire shares of any class of such Capital Stock either (x) solely in exchange for shares of Qualified Capital Stock or other rights to acquire Qualified Capital Stock or (y) through the application of the net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Corporation) of shares of Qualified Capital Stock or warrants, options or other rights to acquire Qualified Capital Stock or
                 (z) in the case of Disqualified Capital Stock, solely in exchange for, or through the application of the net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Corporation) of, Disqualified Capital Stock that has a redemption date no earlier than, and requires the payment of current dividends or distributions in cash no earlier than, in each case, the Disqualified Capital Stock being purchased, redeemed or otherwise acquired or retired; or to create Holding to repurchase (3) payments by the Corporation to repurchase, or to enable Holding to repurchase, Capital Stock or other securities from employees of the Corporation or Holding in an aggregate amount not to exceed

                 $2,000,000; (4) payments to enable Holding to redeem or repurchase stock purchase or similar rights in an aggregate amount not to exceed $500,000; (5) payments, not to exceed $100,000 in the aggregate, to enable the Corporation or Holding to make cash payments to holders of its Capital Stock in lieu of the issuance of fractional shares of its Capital Stock; (6) payments made pursuant to any merger, consolidation or sale of assets effected in accordance with paragraph
                 (l)(iii); provided, however, that no such payment may be made pursuant to this clause (6) unless, after giving effect to such transaction (and the incurrence of any Indebtedness in connection therewith and the use of the proceeds thereof), the Corporation would be able to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with paragraph (l)(i) above such that after incurring that $1.00 of Additional Indebtedness, the Leverage Ratio would be less than 6.0 to 1; and (7) payments to enable Holdings or the Corporation to pay dividends on their common stock after the first Public Equity Offering in an annual amount not to exceed 6.0% of the gross proceeds (before deducting underwriting discounts and commissions and other fees and expenses of the offering) received from shares of common stock sold for the account of the issuer thereof (and not for the account of any stockholder) in such initial Public Equity Offering (but only to the extent such proceeds shall have been contributed as capital to the Corporation by Holdings, if Holdings shall have made such Public Equity Offering); provided, however, that in the case of clauses (3), (4), (5), (6) and (7, no Voting Rights Triggering Event shall have occurred or be continuing at the time of such payment or as a result thereof. In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date, amounts expended pursuant to clauses (1), (3), (4), (5), (6) and (7) shall be included in such calculation.

                   (iii) Reports. So long as any of the Redeemable Preferred Stock is outstanding, the Corporation shall provide to the Holders of the Redeemable Preferred Stock, within 15 days after it files the same with the

         Commission, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission by rule or regulation prescribes) that the Corporation files with the Commission pursuant to Sections 13 or 15(d) of the Exchange Act. In the event that the Corporation is not required to file such reports with the Commission pursuant to the Exchange Act, the Corporation shall nevertheless deliver to the Holders of the Redeemable Preferred Stock its consolidated financial statements, comparable to those which would have been required to appear in annual or quarterly reports, to be delivered to the Holders of the Redeemable Preferred Stock within the time period prescribed above.

                 (m) Definitions. As used in this Certificate of Designation, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

                 "Acquired Indebtedness" means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Subsidiary of the Corporation or at the time it merges or consolidates with the Corporation or any of its Subsidiaries or assumed in connection with the acquisition of assets from such Person and not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Subsidiary of the Corporation or such acquisition, merger or consolidation.

                 "Affiliate" means a Person who, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the Corporation. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

                 "Applicable Premium" means, with respect to any share of Redeemable Preferred Stock at any Redemption Date for a Change of Control Redemption, the greater of (i) 1.0% of the liquidation preference thereof and (ii) the excess of (A) the present value at such time of (1) the redemption price of the Preferred Stock at February 28, 2002 plus
         (2) all quarterly payments of dividends through February 28, 2002 computed using a discount rate equal to the Treasury Rate plus 150 basis points over (B) the liquidation preference of such Redeemable Preferred Stock.

                 "Asset Acquisition" means (i) an Investment by the Corporation or any Subsidiary of the Corporation in any other Person pursuant to which such Person shall become a Subsidiary of the Corporation or shall be consolidated or merged with the Corporation or any Subsidiary of the Corporation or (ii) the acquisition by the Corporation or any Subsidiary of the Corporation of assets of any Person comprising a division or line of business of such Person.

                 "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Corporation or any of its Subsidiaries (including any Sale and Leaseback Transaction or any pledge of assets or stock by the Corporation or any of its Subsidiaries) to any Person other than the Corporation or a Wholly Owned Subsidiary of the Corporation of (i) any Capital Stock of any Subsidiary of the Corporation or (ii) any other property or assets of the Corporation or any Subsidiary of the Corporation.

                 "Board of Directors" shall have the meaning ascribed to it in the first paragraph of this Resolution.

                 "Business Day" means any day except a Saturday, a Sunday, or any day on which banking institutions in New York, New York are required or authorized by law or other governmental action to be closed.

                 "Capital Stock" means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated) of capital stock of such Person and
         (ii) with respect to any Person that is not a corporation. any and all partnership or other equity interests of such Person.

                 "Capitalized Lease Obligation" means, as to any Person, the obligation of such Person to pay rent or other amounts under a lease to which such Person is a party that is required to be classified and accounted for as a capital lease obligation under GAAP, and for purposes of this definition, the amount of such obligation at any date shall be the capitalized amount of such obligation at such date, determined in accordance with GAAP.

                 "Cash Equivalents" means (i) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Corporation or Moody's Investors Service, Inc.; (iii) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from Standard & Poor's Corporation or at least P-1 from Moody's Investors Service, Inc.; (iv) certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $200,000,000; (v) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iv) above; and (vi) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (i) through (v) above.

                 "Cash Proceeds Redemption" shall have the meaning ascribed to it in paragraph (e) hereof.

                 "Cash Proceeds Redemption Price" shall have the meaning ascribed to it in paragraph (e) hereof.

                 "Change of Control" means the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Corporation to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a "Group") (whether or not otherwise in compliance with the provisions of this Certificate of Designation), other than to Hicks Muse or any of its Affiliates, officers and directors or Robert N. Smith or any of his Affiliates (the "Permitted Holders"); or (ii) a majority of the Board of Directors of the Corporation or Holding shall consist of Persons who are not Continuing Directors; or (iii) the acquisition by any Person or Group (other than the Permitted Holders or any direct or indirect Subsidiary of any Permitted Holder, including without limitation Holding) of the power, directly or indirectly, to vote or direct the voting of securities having more than 50% of the ordinary voting power for the election of directors of the Corporation.

                 "Change of Control Date" shall have the meaning ascribed to it in paragraph (h) hereof.

                 "Change of Control Payment Date" shall have the meaning ascribed to it in paragraph (h) hereof.

                 "Change of Control Offer" shall have the meaning ascribed to it in paragraph (h) hereof.

                 "Change of Control Redemption" shall have the meaning ascribed to it in paragraph (e) hereof.

                 "Change of Control Redemption Price" shall have the meaning described to it in paragraph (e) hereof.

                 "Commission" means the Securities and Exchange Commission.

                 "Commodity Agreement" means any commodity futures contract, commodity option or other similar agreement or arrangement entered into by the Corporation or any of its Subsidiaries designed to protect the Corporation or any of its Subsidiaries against fluctuations in the price of commodities actually used in the ordinary course of business of the Corporation and its Subsidiaries.

                 "Consolidated EBITDA" means, with respect to any Person, for any period, the sum (without duplication) of (i) Consolidated Net Income and (ii) to the extent Consolidated Net Income has been reduced thereby, (A) all income taxes of such Person and its Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary or nonrecurring gains or losses),
         (B) Consolidated Interest Expense and (C) Consolidated Non-Cash Charges, all as determined on a consolidated basis for such Person and its Subsidiaries in conformity with GAAP.

                 "Consolidated Interest Expense" means, with respect to any Person for any period, without duplication, the sum of (i) the interest expense of such Person and its Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, including, without limitation, (a) any amortization of debt discount,
         (b) the net cost under Interest Swap Obligations (including any amortization of discounts), (c) the interest portion of any deferred payment obligation, (d) all commissions, discounts and other fees and charges owed with respect to letters of credit, bankers' acceptance financing or similar facilities, and (e) all accrued interest and (ii) the interest component of Capitalized Lease Obligations paid or accrued by such Person and its Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

                 "Consolidated Net Income" of any Person means, for any period, the aggregate net income (or loss) of such Person and its Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom, without duplication, (a) gains and losses from Asset Sales (without regard to the $500,000 limitation set forth in the definition thereof), or abandonments or reserves relating thereto and the related tax effects,
         (b) items classified as extraordinary or nonrecurring gains and losses, and the related tax effects according to GAAP, (c) the net income (or loss) of any Person acquired in a pooling of interests transaction accrued prior to the date it becomes a Subsidiary of such first referred to Person or is merged or consolidated with it or any of its Subsidiaries, (d) the net income of any Subsidiary to the extent that the declaration of dividends or similar distributions by that Subsidiary of that income is restricted by contract, operation of law or otherwise, (e) the net income of any Person, other than a Subsidiary, except to the extent of the lesser of (x) dividends or distributions paid to such first referred to Person or its Subsidiary by such Person and (y) the net income of such Person (but in no event less than zero), and the net loss of such Person shall be included only to the extent of the aggregate Investment of the first referred to Person or a consolidated Subsidiary of such Person and (f) any non-cash expenses attributable to grants or exercises of employee stock options.

                 "Consolidated Non-Cash Charges" means, with respect to any Person for any period, the aggregate depreciation, amortization and other non-cash expenses of such Person and its Subsidiaries (excluding any such charges constituting an extraordinary or nonrecurring item) reducing Consolidated Net Income of such Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

                 "Continuing Director" means, as of the date of determination, any Person who (i) was a member of the Board of Directors of the Corporation or Holding on the Issue Date, (ii) was nominated for election or elected to the Board of Directors of the Corporation or Holding with the affirmative vote of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election, or (iii) is a representative of a Permitted Holder.

                 "Corporation" shall have the meaning ascribed to it in the recitals hereof, subject to the provisions of paragraph (f)(iii) hereof.

                 "Credit Agreement" means the Credit Agreement, dated on or about the Issue Date among STC Broadcasting, Inc., the lenders from time to time party thereto, NationsBank of Texas, N.A., as documentation agent, and The Chase Manhattan Bank, as administrative agent, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including by way of adding additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

                 "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Corporation or any of its Subsidiaries against fluctuations in currency values.

                 "Disqualified Capital Stock" means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control), in whole or in part, on or prior to February 28, 2008.

                 "Dividend Payment Date" means February 28, May 31, August 31 and November 30, of each year.

                 "Dividend Period" means the Initial Dividend Period and, thereafter, each Quarterly Dividend Period.

                 "Dividend Record Date" means February 15, May 15, August 15 and November 15 of each year.

                 "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

                 "Exchange Date" means a date on which shares of Redeemable Preferred Stock are exchanged by the Corporation for Exchange Debentures.

                 "Exchange Debentures" shall have the meaning ascribed to it in paragraph (g) hereof.

                 "Exchange Notice" shall have the meaning ascribed to it in paragraph (g) hereof.

                 "Exchange Preferred Stock" means a class of preferred stock of the Corporation substantially identical to the Redeemable Preferred Stock; provided the issuance and sale of such preferred stock shall have been registered on an appropriate registration statement filed and declared effective pursuant to the Securities Act.

                 "GAAP" means generally accepted accounting principles as in effect in the United States of America as of the Issue Date.

                 "Holder" means a holder of shares of Redeemable Preferred Stock as reflected in the security register of the Corporation.

                 "Holding" means Sunrise Television Corp., a Delaware corporation, and its successors.

                 "Indebtedness" means with respect to any Person, without duplication, any liability of such Person (i) for borrowed money, (ii) evidenced by bonds, debentures, notes or other similar instruments,
         (iii) constituting Capitalized Lease Obligations, (iv) incurred or assumed as the deferred purchase price of property, or pursuant to conditional sale obligations and title retention agreements (but excluding trade accounts payable arising in the ordinary course of business), (v) for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, (vi) for Indebtedness of others guaranteed by such Person, (vii) for Interest Swap Obligations, Commodity Agreements and Currency Agreements and
         (viii) for Indebtedness of any other Person of the type referred to in clauses (i) through (vii) which is secured by any Lien on any property or asset of such first referred to Person, the amount of such Indebtedness being deemed to be the lesser of the value of such property or asset or the amount of the Indebtedness so secured. The amount of Indebtedness of any Person at any date shall be the outstanding principal amount of all unconditional obligations described above, as such amount would be reflected on a balance sheet prepared in accordance with GAAP, and the maximum liability at such date of such Person for any contingent obligations described above.

                 "Initial Dividend Period" means the dividend period commencing on the Issue Date and ending on the first Dividend Payment Date to occur thereafter.

                 "Interest Swap Obligations" means the obligations of any Person under any interest rate protection agreement, interest rate future, interest rate option, interest rate swap, interest rate cap or other interest rate hedge or arrangement.

                 "Investment" means (i) any transfer or delivery of cash, stock or other property of value in exchange for Indebtedness, stock or other security or ownership interest in any Person by way of loan, advance, capital contribution, guarantee or otherwise and (ii) an investment deemed to have been made by the Corporation at the time any entity which was a Subsidiary of the Corporation ceases to be such a Subsidiary in an amount equal to the value of the loans and advances made, and any remaining ownership interest in, such entity immediately following such entity ceasing to be a Subsidiary of the Corporation. The amount of any non-cash Investment shall be the fair market value of such Investment, as determined conclusively in good faith by management of the Corporation unless the fair market value of such Investment exceeds $1,000,000, in which case the fair market value shall be determined conclusively in good faith by the Board of Directors of the Corporation at the time such Investment is made.

                 "Issue Date" means the date of original issuance of the Exchangeable Preferred Stock.

                 "Junior Stock" shall have the meaning ascribed to it in paragraph (b) hereof.

                 "Leverage Ratio" shall mean the ratio of (i) the aggregate outstanding amount of Indebtedness of the Company and its Subsidiaries as of the date of calculation on a consolidated basis in accordance with GAAP to (ii) the Consolidated EBITDA of the Corporation for the four full fiscal quarters (the "Four Quarter

         Period") ending on or prior to the date of determination.

                 For purposes of this definition, the aggregate outstanding principal amount of Indebtedness of the Person and its Subsidiaries for which such calculation is made shall be determined on a pro forma basis as if the Indebtedness giving rise to the need to perform such calculation had been incurred and the proceeds therefrom had been applied, and all other transactions in respect of which such Indebtedness is being incurred had occurred, on the last day of the Four Quarter Period. In addition to the foregoing, for purposes of this definition, "Consolidated EBITDA" shall be calculated on a pro forma basis after giving effect to (i) the incurrence of the Indebtedness of such Person and its Subsidiaries (and the application of the proceeds therefrom) giving rise to the need to make such calculation and any incurrence (and the application of the proceeds therefrom) or repayment of other Indebtedness, other than the incurrence or repayment of Indebtedness pursuant to working capital facilities, at any time subsequent to the beginning of the Four Quarter Period and on or prior to the date of determination, as if such incurrence (and the application of the proceeds thereof), or the repayment, as the case may be, occurred on the first day of the Four Quarter Period, (ii) any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Subsidiaries (including any Person that becomes a Subsidiary as a result of such Asset Acquisition) incurring, assuming or otherwise becoming liable for Indebtedness) at any time on or subsequent to the first day of the Four Quarter Period and on or prior to the date of determination, as if such Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any such Indebtedness and also including any Consolidated EBITDA associated with such Asset Acquisition) occurred on the first day of the Four Quarter Period and
         (iii) cost savings resulting from employee terminations, facilities consolidations and closings, standardization of employee benefits and compensation practices, consolidation of property, casualty and other insurance coverage and policies, standardization of sales representation commissions and other contract rates, and reductions in taxes other than income taxes (collectively, "Cost Savings Measures"), which cost savings the Company reasonably believes in good faith would have been achieved during the Four Quarter Period as a result of such Asset Acquisitions (regardless of whether such cost savings could then be reflected in pro forma financial statements under GAAP, Regulation S-X promulgated by the Commission or any other regulation or policy of the Commission), provided that both (A) such cost savings and Cost Savings Measures were identified and such cost savings were quantified in an officer's certificate prepared at the time of the consummation of the Asset Acquisition and (B) with respect to each Asset Acquisition completed prior to the 90th day preceding such date of determination, actions were commenced or initiated by the Company within 90 days of such Asset Acquisition to effect the Cost Savings Measures identified in such officer's certificate (regardless, however, of whether the corresponding cost savings were ultimately achieved). Furthermore, in calculating "Consolidated Interest Expense" for purposes of the calculation of "Consolidated EBITDA," (i) interest on Indebtedness determined on a fluctuating basis as of the date of determination (including Indebtedness actually incurred on the date of the transaction giving rise to the need to calculate the Leverage Ratio) and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness as in effect on the date of determination and (ii) notwithstanding (i) above, interest determined on a fluctuating basis, to the extent such interest is covered by Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

                 "Lien" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

                 "Major Asset Sale" means an Asset Sale or a series of related Asset Sales involving assets with a fair market value in excess of $25,000,000.

                 "Mandatory Redemption Price" shall have the meaning ascribed to it in paragraph (e) hereof.

                 "Optional Redemption Price" shall have the meaning ascribed to it in paragraph (e) hereof.

                 "Parity Stock" shall have the meaning ascribed to it in paragraph (b) hereof.

                 "Permitted Indebtedness" means, without duplication, (i) Indebtedness outstanding on the Issue Date; (ii) Indebtedness of the Corporation incurred pursuant to the Credit Agreement in an aggregate principal amount at any time outstanding not to exceed the sum of the aggregate commitments pursuant to the Credit Agreement as in effect on the Issue Date; (iii) Interest Swap Obligations; provided that such Interest Swap Obligations are entered into to protect the Corporation from fluctuations in interest rates of its Indebtedness; (iv) additional Indebtedness of the Corporation or any of its Subsidiaries not to exceed $10,000,000 in principal amount outstanding at any time (which amount may, but need not, be incurred under the Credit Agreement); (v) Refinancing Indebtedness; (vi) Indebtedness owed by the Corporation to any Wholly Owned Subsidiary of the Corporation or by any Subsidiary of the Corporation to the Corporation or any Wholly Owned Subsidiary of the Corporation; and (vii) guarantees by Subsidiaries of any Indebtedness permitted to be incurred pursuant to the Certificate of Designation; (viii) Indebtedness in respect of performance bonds, bankers' acceptances and surety or appeal bonds provided by the Company or any of its Subsidiaries to their customers in the ordinary course of their business; (ix) Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guarantees or letters of credit, surety bonds or performance bonds securing any connection with the disposition of any business assets or Subsidiaries of the Company (other than guarantees of Indebtedness or other obligations incurred by any Person acquiring all or any portion of such business assets or Subsidiaries of the Company for the purpose of financing such acquisition) in a principal amount not to exceed the gross proceeds actually received by the Company or any of its Subsidiaries in connection with such disposition; provided, however, that the principal amount of any Indebtedness incurred pursuant to this clause
         (ix), when taken together with all Indebtedness incurred pursuant to this clause (ix) and then outstanding, shall not exceed $7,500,000; and (x) Indebtedness represented by Capitalized Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property used in a related business or incurred to refinance any such purchase price or cost of construction or improvement of property used in a related business or incurred to refinance any such purchase price or cost of construction or improvement, in each case incurred no later than 365 days after the date of such acquisition or the date of completion of such construction or improvement; provided, however, that the principal amount of any Indebtedness incurred pursuant to this clause (x) shall not exceed $3,000,000 at any time outstanding.

                 "Permitted Investments" means (i) Investments by the Corporation or any Subsidiary to acquire the stock or assets of any Person (or Acquired Indebtedness acquired in connection with a transaction in which such Person becomes a Subsidiary of the Corporation) engaged in the broadcast business or businesses reasonably related thereto; provided that if any such Investment or series of related Investments involves an Investment by the Corporation in excess of $5,000,000, the Corporation is able, at the time of such investment and immediately after giving effect thereto, to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with paragraph (l)(i) hereof,
         (ii) Investments received by the Corporation or its Subsidiaries as consideration for a sale of assets, (iii) Investments by the Corporation or any Wholly Owned Subsidiary of the Corporation in any Wholly Owned Subsidiary of the Corporation (whether existing on the Issue Date or created thereafter) or any Person that after such Investments, and as a result thereof, becomes a Wholly Owned Subsidiary of the Corporation and Investments in the Corporation by any Wholly Owned Subsidiary of the Corporation, (iv) cash and Cash Equivalents, (v) Investments in securities of trade creditors, wholesalers or customers received pursuant to any plan of reorganization or similar arrangement and (vi) loans or advances to employees of the Company or any Subsidiary thereof for purposes of purchasing the Company's Capital Stock and other loans and advances to employees made in the ordinary course of business consistent with past practices of the Company or such Subsidiary and (vii) additional Investments in an aggregate amount not to exceed $1,000,000 at any time outstanding.

                 "Person" means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

                 "Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

                 "pro forma" means, unless otherwise provided herein, with respect to any calculation made or required to be made pursuant hereto, a calculation in accordance with Article 11 of Regulation S-X under the Securities Act.

                 "Public Equity Offering" means an underwritten public offering of Capital Stock (other than Disqualified Capital Stock) of the Corporation or Holding (to the extent, in the case of Holding, that the net cash proceeds thereof are contributed to the common or non-redeemable preferred equity capital of the Corporation) pursuant to an effective registration statement filed with the Commission in accordance with the Securities Act.

                 "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

                 "Quarterly Dividend Period" shall mean the quarterly period commencing on each February 28, May 31, August 31 and November 30 and ending on each Dividend Payment Date, respectively.

                 "Redeemable Preferred Stock" shall have the meaning ascribed to it in paragraph (a) hereof.

                 "Redemption Date", with respect to any shares of Redeemable Preferred Stock, means the date on which such shares of Redeemable Preferred Stock are redeemed by the Corporation.

                 "Redemption Notice" shall have the meaning ascribed to it in paragraph (e) hereof.

                 "Refinancing Indebtedness" means any refinancing by the Corporation of Indebtedness of the Corporation or any of its Subsidiaries incurred in accordance with paragraph (l)(i) hereof (other than pursuant to clause (ii) or (iv) of the definition of Permitted Indebtedness) that does not (i) result in an increase in the aggregate principal amount of Indebtedness (such principal amount to include, for purposes of this definition, any premiums, penalties or accrued interest paid with the proceeds of the Refinancing Indebtedness) of such Person or (ii) create Indebtedness with (A) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being refinanced or (B) a final maturity earlier than the final maturity of the Indebtedness being refinanced.

                 "Restricted Payment" means (i) the declaration or payment of any dividend or the making of any other distribution (other than dividends or distributions payable in Qualified Capital Stock or in options, rights or warrants to acquire Qualified Capital Stock) on shares of the Corporation's Junior Stock, (ii) the purchase, redemption, retirement or other acquisition for value of any Junior Stock, or any warrants, rights or options to acquire shares of Junior Stock, other than through the exchange of such Junior Stock or any warrants, rights or options to acquire shares of any class of such Junior Stock for Qualified Capital Stock or warrants, rights or options to acquire Qualified Capital Stock, or (iii) the making of any Investment (other than a Permitted Investment).

                 "Sale and Leaseback Transaction" means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Corporation or a Subsidiary of any property, whether owned by the Corporation or any Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Corporation or such Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such property.

                 "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                 "Senior Stock" shall have the meaning ascribed to it in paragraph (b) hereof.

                 "Subsidiary," with respect to any Person, means (i) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or (ii) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person. Notwithstanding anything in this Certificate of Designation to the contrary, all references to the Corporation and its consolidated Subsidiaries or to financial information prepared on a consolidated basis in accordance with GAAP shall be deemed to include the Corporation and its Subsidiaries as to which financial statements are prepared on a combined basis in accordance with GAAP and to financial information prepared on such a combined basis. Notwithstanding anything herein to the contrary, an Unrestricted Subsidiary shall not be deemed to be a Subsidiary for purposes hereof.

                 "Treasury Rate" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two Business Days prior to the Redemption Date for the Change of Control Redemption (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the Change of Control Redemption Date to February 28, 2002; provided, however, that if the period from the Change of Control Redemption Date to February 28, 2002 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given except that if the period from the Change of Control

         Redemption Date to February 28, 2002 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

                 "Unrestricted Subsidiary" means a Subsidiary of the Corporation created after the Issue Date and so designated by a resolution adopted by the Board of Directors of the Corporation, provided that (a) neither the Corporation nor any of its other Subsidiaries (other than Unrestricted Subsidiaries) (1) provides any credit support for any Indebtedness of such Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness) or
         (2) is directly or indirectly liable for any Indebtedness of such Subsidiary and (b) at the time of designation of such Subsidiary, such Subsidiary has no property or assets (other than de minimis assets resulting from the initial capitalization of such Subsidiary). The Board of Directors may designate any Unrestricted Subsidiary to be a Subsidiary; provided, however, that immediately after giving effect to such designation (x) the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with paragraph (l)(i) and (y) no Voting Rights Triggering Event shall have occurred or be continuing. Any designation pursuant to this definition by the Board of Directors of the Company shall be evidenced by a resolution of the Board of Directors giving effect to such designation.

                 "Voting Rights Triggering Event" shall have the meaning ascribed to it in paragraph (f)(iv) hereof.

                 "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the total of the product obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

                 "Wholly Owned Subsidiary" of any Person means any Subsidiary of such Person of which all the outstanding voting securities (other than directors' qualifying shares) which normally have the right to vote in the election of directors are owned by such Person or any Wholly-Owned Subsidiary of such Person.

         IN WITNESS WHEREOF, said STC Broadcasting, Inc., has caused this Certificate to be signed by the undersigned, its Vice President, this 27th day of February, 1997.

                                  STC BROADCASTING, INC.



                                  By: /s/ FREDERICK W. BRAZELTON
                                     -------------------------------------------
                                  Name:  Frederick W. Brazelton
                                       -----------------------------------------
                                  Title:  Vice President and Assistant Secretary
                                        ----------------------------------------